                        Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF 9 METERS BIOPHARMA, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

9 Meters Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Amendment”) and declaring said Amendment to be advisable. The stockholders of the Corporation duly approved said proposed Amendment at the Annual Meeting of Stockholders of the Corporation held on June 22, 2021 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amendment is as follows:

In order to effect the Amendment, the FIFTH ARTICLE of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

FIFTH: The total number of shares of capital stock which the Corporation shall have authority to issue is five hundred and sixty million (560,000,000). These shares shall be divided into two classes with five hundred and fifty million (550,000,000) shares designated as common stock at $0.0001 par value (the “Common Stock”) and ten million (10,000,000) shares designated as preferred stock at $0.0001 par value (the “Preferred Stock”).

To the fullest extent permitted by the DGCL, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to issue Preferred Stock in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and other rights, and such qualifications, limitations or restrictions, as the Board of Directors may determine, from time to time.

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. The Common Stock does not have cumulative voting rights.

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                        Exhibit 3.1

The undersigned hereby acknowledges that the foregoing Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true this 22nd day of June 2021.

IN WITNESS WHEREOF, 9 Meters Biopharma, Inc. has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed by its duly authorized officer on this 22nd day of June 2021.

/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer